[LOGO]
                                                    Level 3 Communications, Inc.
                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE

Level 3 Contacts:
Media:            Josh Howell                        Investors:       Robin Grey
                  720-888-2517                                      720-888-2518

                                                                      Karen King
                                                                    720-888-2503



                   Level 3 Reports First Quarter 2003 Results

                       Genuity Integration Remains on Plan

   Company On Track to Turn Free Cash Flow Positive in Second Quarter of 2004



BROOMFIELD, Colo, April 24, 2003 - Level 3 Communications, Inc. (Nasdaq:LVLT) today announced its first quarter 2003 results. The net income for the quarter was positive $119 million, or $0.26 basic earnings per share and $0.22 diluted earnings per share, versus previously announced projections of a net loss of $0.65 basic loss per share. Included in net income was $326 million of revenue associated with customer terminations and settlements, of which $294 million relates to a non-cash settlement with XO Communications and a $70 million gain on the sale of the company's interest in its toll road operations. These two items contributed a net gain of $396 million, or $0.88 basic earnings per share.

Consolidated revenue increased to $1.25 billion in the first quarter 2003, from $945 million in the fourth quarter 2002, primarily due to settlement revenue recognized in the quarter and the inclusion of results generated from the acquisition of substantially all of Genuity Inc.'s assets and operations, effective February 4, 2003. Consolidated EBITDA (Earnings Before Interest Taxes Depreciation and Amortization) increased to $406 million from $118 million for the previous quarter and $51 million for the same period last year [see attached schedule of non-GAAP (Generally Accepted Accounting Principles) metrics for definitions]. The significant increase from fourth quarter 2002 was primarily related to a contract settlement for transport services including dark fiber, conduit and associated services. The settlement resulted in recognition of $294 million of revenue, for which cash had been previously received and which the company had been recognizing over the expected contract term. Consolidated Adjusted EBITDA (see attached schedule of non-GAAP metrics for definitions) was $98 million in the first quarter 2003.

Financial Reporting Metrics
The company has historically provided financial metrics, some of which are based on GAAP and others that are not prepared in accordance with GAAP (non-GAAP). Recent legislative and regulatory changes encourage the use of GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. To the extent that non-GAAP financial metrics are deemed to be relevant, companies are required to reconcile those metrics to the most directly comparable GAAP financial metrics.

As a result of these changes, the company has conducted a review of its GAAP and non-GAAP financial metrics and has elected to eliminate certain non-GAAP cash flow metrics, which it had provided historically. Accompanying this press release is the company's consolidated condensed statement of operations, consolidated condensed balance sheet and consolidated statements of cash flows. These statements provide relevant information on the operating and cash flow performance of the company. In addition, the company has developed two non-GAAP financial metrics, unlevered cash flow and consolidated free cash flow (see attached schedule of non-GAAP metrics for definitions), which are derived from the consolidated statements of cash flows, and has eliminated its previously provided metrics, operating cash flow and free cash flow.

The company will continue to provide the following non-GAAP metrics: communications gross margin, EBITDA and Adjusted EBITDA. The company will not provide historical reconciliations for non-GAAP metrics that have been eliminated.

Communications Business Segment


           First Quarter Communications Business Financial Highlights




Metric                                      First Quarter       First Quarter
($ in millions)                              Actuals            Projections (1)
------------------------------------------ -------------------- ----------------
Communications GAAP Revenue                $708                 $395
------------------------------------------ -------------------- ----------------
Communications Services Revenue (2)        $667                 $360
------------------------------------------ -------------------- ----------------
Reciprocal Compensation Revenue            $41                  $35
------------------------------------------ -------------------- ----------------
Communications Cost of Revenue             $89                  Not Provided
------------------------------------------ -------------------- ----------------
Communications SG&A (3)                    $231                 Not Provided
------------------------------------------ -------------------- ----------------
Communications EBITDA  (4)                 $398                 Not Provided
------------------------------------------ -------------------- ----------------
(1)  Projections issued February 4, 2003.

(2) Communications services revenue is communications revenue minus reciprocal compensation revenue.
(3)  Selling, general & administrative (SG&A) expenses.
(4) Communications EBITDA includes an $11 million restructuring and impairment charge and excludes $21 million of non-cash compensation.


Communications Revenue
Communications revenue for the first quarter 2003 was $708 million, versus $273 million for the previous quarter. Total communications revenue included $667 million of communications services revenue and $41 million attributable to reciprocal compensation revenue. Included in communications services revenue was $326 million of settlement and termination revenue. For comparison purposes, communications services revenue, excluding the effect of settlement and termination revenue, was $341 million during the first quarter 2003, up from $233 million during the fourth quarter 2002, due to the Genuity transaction as well as growth in recurring revenue.

Termination revenue is recognized when deferred revenue is accelerated as a result of customers disconnecting services, or when customers make termination penalty payments to Level 3 to settle contractually committed purchase amounts that they no longer expect to meet. Settlement revenue is recognized when a customer and Level 3 renegotiate a contract under which Level 3 is no longer obligated to provide services for consideration previously received and deferred. There was no cash benefit to $315 million of the $326 million in termination and settlement revenue.

The company did not recognize managed web hosting revenue, acquired in the Genuity transaction, during the first quarter as a result of the pending sale of the managed web hosting business to Computer Sciences Corporation.

"Our top line growth came predominately from the Genuity transaction and our managed modem and dedicated Internet access lines of business," said Kevin
O'Hara, president and COO of Level 3. "We are encouraged by the increase in recurring revenue generated by our communications customers during the quarter."

Level  3  recently   announced  new  customer   agreements  with  companies  and
institutions including eBay, Sony Online Entertainment, PanAmSat, The George Washington University, and the University of Oregon.

Cost of Revenue
Communications cost of revenue for the first quarter 2003 was $89 million, resulting in an 87 percent communications gross margin (see attached schedule of non-GAAP metrics for definitions), versus 86 percent in the fourth quarter 2002 and 76 percent in the same period last year.

Included in the 87 percent communications gross margin for the first quarter 2003 was termination and settlement revenue of $326 million, which has no corresponding cost of revenue. With the exclusion of termination and settlement revenue, there was a quarter-over-quarter decline in gross margin, primarily as a result of the inclusion of lower margin revenue associated with the operations acquired in the Genuity transaction subsequent to the closing on February 4, 2003.

Selling, General and Administrative Expenses (SG&A)
Communications SG&A expenses were $231 million for first quarter 2003, versus $163 million for the fourth quarter 2002, and versus $232 million for the same period last year. For the same periods, communications SG&A expenses include $21 million, $23 million and $62 million, respectively, of non-cash compensation expenses. SG&A expenses during the first quarter 2003 were higher primarily as a result of the addition of employees and other expenses associated with the Genuity transaction. The total number of employees in the communications business was approximately 4,000 at the end of the first quarter 2003 versus 2,725 at the end of the fourth quarter 2002.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) Communications EBITDA (see attached schedule of non-GAAP metrics for definitions) was $398 million for the first quarter 2003, including a restructuring charge of $11 million, versus $105 million for the fourth quarter 2002.

Capital Expenditures
Consolidated gross capital expenditures for property, plant and equipment were $25 million for the first quarter 2003, including $3 million for information services and other businesses. During the quarter, the company made final payments with respect to several construction contracts that were $6 million below previously estimated and accrued amounts.

Network and Operational Highlights
Genuity Integration
"We have made good progress on the integration of Genuity's operations into Level 3," said O'Hara. "While still early in the overall process, we remain on our anticipated integration timeline. To date, we have begun to close duplicative network capacity and facilities, combine our network operating centers, and migrate customer traffic onto the Level 3 network. In addition, we recently announced that we were exiting the managed web hosting business that we acquired. After concluding that it did not adequately leverage our existing network infrastructure, we determined that managed web hosting would not be a profitable business for us over the long term."

As a result of the Genuity transaction, the company added approximately 1,800 route miles during the first quarter to its North American intercity network and began offering services in five additional North American markets: Columbus, Milwaukee, Minneapolis, Oklahoma City and Tulsa.

At the end of the first quarter 2003, Level 3 offered services in 78 markets, consisting of 62 markets in North America and 16 markets in Europe. The company has local fiber networks in 36 markets and operates approximately 947,000 local fiber miles.

Information Services Business Segment
Results for the information  services business include the Software Spectrum and
(i)Structure subsidiaries.

        First Quarter Information Services Business Financial Highlights


--------------------------------- ------------------------ ---------------------


Metric                            First Quarter Actuals    First Quarter
($ in millions)                                            Projections (1)
--------------------------------- ------------------------ ---------------------
Revenue                           $526                     $520
--------------------------------- ------------------------ ---------------------
EBITDA                            $6                       $5
--------------------------------- ------------------------ ---------------------
(1)  Projections issued February 4, 2003.


Revenue
Information services revenue was $526 million for the first quarter 2003, versus $642 million for the previous quarter. The decline was expected due to seasonality and continued adoption by Software Spectrum customers of Microsoft's new software licensing program, which was introduced during the second half of 2001. This new licensing program results in customers licensing software from Microsoft and paying a service fee to Software Spectrum. However, there is no significant impact to profitability levels resulting from this change.

EBITDA
EBITDA (see attached schedule of non-GAAP metrics for definitions) from the information services business was positive $6 million for the first quarter 2003, compared to positive $5 million for the previous quarter. The total number of employees in the information services business was approximately 3,480 at the end of the first quarter.

Other Businesses
In January 2003 and as previously announced, Level 3 sold its interest in the 91 Express Lanes, its toll road operations. The company received approximately $46 million in cash proceeds and recognized a gain of approximately $70 million and reduced long-term debt by approximately $139 million. The company's other business consists primarily of coal mining operations.

Revenue
Revenue from other businesses was $16 million for the first quarter 2003, versus $30 million for the fourth quarter 2002 and $28 million for the same period last year.

EBITDA
EBITDA from other businesses was $2 million for the first quarter 2003, compared to $8 million last quarter and $3 million for the first quarter 2002.

Consolidated Expenses
Stock-Based Compensation Expense: The company recognized $23 million in non-cash expenses for stock-based compensation during the first quarter 2003. The company's Outperform Stock Option (OSO) program represents the principal component of the company's stock-based compensation. Since the inception of this program in 1998, this expense has been accounted for in accordance with SFAS No. 123, "Accounting For Stock-Based Compensation." Level 3 expenses the value of OSOs and its other stock-based compensation over the respective vesting period.

Under Level 3's plan, OSOs are issued quarterly, with the value of the options indexed to the performance of the company's common stock relative to the performance of the Standard & Poor's 500 (S&P 500) Index.

Depreciation and Amortization: Depreciation and amortization expenses for the quarter were $208 million, a 3 percent increase over the previous quarter due primarily to depreciation and amortization associated with certain assets acquired in the Genuity transaction.

Cash Flow and Liquidity
During the first quarter 2003, unlevered cash flow was negative $20 million and consolidated free cash flow was negative $124 million (see attached schedule of non-GAAP metrics for definitions).

Corporate Transactions
During the first quarter 2003, Level 3 completed its acquisition of substantially all of Genuity, Inc.'s assets and operations. Level 3 paid $60 million in net cash consideration to the Genuity Bankruptcy Estate and assumed certain long-term operating agreements. As part of the transaction, Level 3 also paid $77 million in cash for network obligations assumed by Level 3, and incurred other transaction-related costs of approximately $6 million.

Capital Structure Changes and Asset Sales
Capital Structure Changes
During the first quarter 2003, the company's debt was reduced by $159 million, including $139 million through the previously announced sale of its interest in the 91 Express Lanes, and $20 million of principal amount of the company's 9% junior subordinated convertible notes that were converted into equity. As previously disclosed, the company assumed long-term capital lease obligations as part of the Genuity transaction related to vendor contracts associated with network services. Capital lease obligations as of March 31, 2003 totaled $309 million, $121 million of which are classified as current liabilities on the consolidated condensed balance sheet. These capital lease obligations are expected to decline in future periods as the company utilizes the associated network services.

Asset Sales
During the first quarter, the company sold excess real estate and other excess operating assets, resulting in cash proceeds of approximately $16 million.

In April 2003, Level 3 announced that it would exit the managed web hosting business it acquired in the Genuity transaction. Level 3 signed an agreement with Computer Sciences Corporation (CSC) under which CSC will serve Genuity hosting customers and operations. As part of the transaction, CSC will also use Level 3's network services to serve hosting customers. Level 3 does not expect this transaction to result in meaningful cash proceeds nor materially affect earnings.

"We're pleased with the continuing improvement in our balance sheet through debt reduction and asset sales," said Sureel Choksi, CFO of Level 3. "Over the past two years, we have reduced the face amount of debt by approximately $3.0 billion and generated cash proceeds of approximately $500 million from asset sales. We'll continue to evaluate debt reduction and asset sale opportunities that we believe will create value for our stockholders."

Board and Management
Recent regulatory changes have required many companies to modify the composition of their board of directors. Effective at the 2003 Annual Meeting to be held on May 20, 2003, the company's Board of Directors is expected to consist of 11 directors, divided into three classes designated Class I, Class II and Class
III. At that time, Class I and II will consist of four directors and Class III will consist of three directors.

Three of the current Class III directors, Messrs. R. Douglas Bradbury, currently vice chairman of the board and a former employee of the company, Kevin J. O'Hara, and Kenneth E. Stinson, chairman and CEO of Peter Kiewit Sons', Inc. have decided not to seek reelection to the Board of Directors. In addition, two directors that are members of Class I, Charles C. Miller III, vice chairman of Level 3 and chairman of Information Services Group, and Colin V.K. Williams, a former employee of the company, have informed the company that each intends not to seek reelection to the Board after the expiration of their current term of office at the 2004 Annual Meeting of Stockholders.

As a result of these changes and changes in 2004, the company expects that the composition of the Board of Directors will be in compliance with applicable rules and regulations requiring that a majority of the board members be independent.

"I want to thank Doug, Kevin, and Ken for the tremendous service they have provided to Level 3 as members of the board," said James Q. Crowe, chief executive officer of the company. "I'm pleased that both Kevin and Doug will continue to provide the benefits of their experience and counsel to the company through employment and ongoing relationships."

As previously announced, Level 3 recently named two new Class III directors. They are Arun Netravali, former president of Bell Labs and former chief technology officer for Lucent Technologies, and John T. Reed, a director of the McCarthy Group merchant-banking firm. Both Reed and Netravali will stand for re-election at the upcoming annual meeting for new terms that will expire in 2006.

Business Outlook
"We continued to see improvements in financial and operational metrics for the communications business during the past three months, although sales cycles continue to be longer than we would like," said Crowe. We continue to believe that we reached a bottom in terms of new sales levels during the middle of 2002, and are cautiously optimistic that we will continue to see gradual improvements. In addition, we have demonstrated an ability to continue to improve cash flow as a result of tight management of expenses."

"We believe we are positioned to realize significant cost synergies, after a successful integration of the Genuity business, resulting in further improvements in cash flow," Crowe added. "We are focused on long-term value creation by improving consolidated free cash flow through recurring revenue growth and new product development, as well as opportunistic acquisition activity."

"In the information services business, we began to experience softness in sales toward the end of the first quarter, which has continued thus far in the second quarter," said Miller. "We believe this top-line weakness is due to enterprise customers delaying software purchase decisions as a result of general economic weakness and a lack of significant software vendor promotions."

Quarterly and Full Year Projections
"Our full year 2003 unlevered cash flow projections are consistent with operating cash flow projections provided earlier in the year," said Choksi. "Our projections for the communications business are consistent with those previously provided, with three adjustments that have immaterial effects on cash flow. Our updated revenue and EBITDA projections incorporate the significant non-cash contract settlement transaction completed during the first quarter, the anticipated sale of the managed web hosting business, and a modification relative to the previously anticipated accounting for prepaid network services associated with the Genuity transaction."

"Based on the sales weakness we are currently experiencing in the information services business, as well as accelerated adoption by Software Spectrum customers of Microsoft's new licensing program that results in reduced reported revenue, but does not significantly impact margins, we are reducing our full year projection for information services revenue by approximately 13 percent. We are taking steps to further align our cost structure with anticipated revenues to mitigate potential EBITDA effects associated with the anticipated revenue shortfall," said Choksi.

Level 3 expects consolidated revenue to be approximately $945 million during the second quarter 2003, including $425 million from the communications business, $500 million from information services and $20 million from other businesses. Approximately $390 million of communications revenue is expected to come from communications services revenue, including $10 million in termination and settlement revenue. Approximately $35 million in revenue is expected from reciprocal compensation. Communications services revenue, excluding termination and settlement revenue, is expected to grow from $341 million in the first quarter 2003 to $380 million in the second quarter 2003. The anticipated quarter-over-quarter increase in revenue is due to the inclusion of a full quarter of results related to the Genuity transaction, offset partially by anticipated churn in revenue from customers acquired through the Genuity transaction, a reduction in revenue from XO Communications resulting from the settlement reached during the first quarter, and a decline in voice revenue from a major customer.


                                                                              Adjustments to Previous Projections
---------------------------------------- -------------- --------------------- ------------------------------------ -----------------
                                         Current        Previous                          Sale of
Metric                                   Second         Full Year 2003        XO          Web          Prepaid     Current
($ in millions)                          Quarter        Projections           Settle-ment Hosting      Network     Full Year 2003
                                         Projections     (Feb. 4, 2003)                   Business     Services    Projections
---------------------------------------- -------------- --------------------- ----------- ------------ ----------- -----------------
Consolidated Revenue                     $945           $4,000-$4,400         $280        ($40)                    $3,990-$4,340
---------------------------------------- -------------- --------------------- ----------- ------------ ----------- -----------------
Communications Revenue                   $425           $1,700-$1,800         $280        ($40)                    $1,940-$2,040
---------------------------------------- -------------- --------------------- ----------- ------------ ----------- -----------------
Information Services Revenue             $500           $2,250-$2,500                                              $2,000-$2,200
---------------------------------------- -------------- --------------------- ----------- ------------ ----------- -----------------
Other Revenue                            $20            $70-$80                                                    $70-$80
---------------------------------------- -------------- --------------------- ----------- ------------ ----------- -----------------
Consolidated EBITDA                      $89            $350-$400             $280                     $75         $705-$755
---------------------------------------- -------------- --------------------- ----------- ------------ ----------- -----------------
Capital Expenditures                     $65            Not Provided                                               Not Provided
---------------------------------------- -------------- --------------------- ----------- ------------ ----------- -----------------

Operating Cash Flow                                     $100-$125                                                  Not Provided
---------------------------------------- -------------- --------------------- ----------- ------------ ----------- -----------------
Unlevered Cash Flow                                     Not Provided                                               $100-$125
---------------------------------------- -------------- --------------------- ----------- ------------ ----------- -----------------


Gross margins for the communications business are expected to be in the mid 70 percent range for the second quarter 2003.

Consolidated EBITDA (see attached schedule of non-GAAP metrics for definitions) is expected to be $89 million for the second quarter 2003. Full year 2003 Consolidated EBITDA (see attached schedule of non-GAAP metrics for definitions) is expected to be $705 to $755 million.

Consolidated capital expenditures are expected to be approximately $65 million for the second quarter 2003. The quarter-over-quarter increase in capital expenditures is primarily due to significant integration expenditures related to the Genuity transaction anticipated during the second quarter, which are expected to result in cost reductions during the second half of 2003.

Level 3 continues to expect to incur these Genuity integration costs of approximately $75 to $100 million during 2003. Unlevered cash flow (see attached schedule of non-GAAP metrics for definitions) is expected to be $100 to $125 million for 2003.

The company continues to expect cash and marketable securities, including $400 million in restricted cash held as security under the company's senior secured credit facility, of approximately $1.2 billion at year-end.

The company continues to expect to turn Consolidated Free Cash Flow positive during the second quarter of 2004.

Summary
"I am encouraged by Level 3's ability to execute in this environment," said Crowe. "I believe that our ability to successfully integrate the Genuity transaction -- coupled with our consistent financial and operating performance and our industry-leading provisioning times and quality of service -- will enable Level 3 to continue to differentiate itself in the marketplace during 2003."

Conference Call Today
Level 3 will hold a conference call to discuss the company's first-quarter results, at 11:00 a.m. eastern standard time today. To join the call, please dial 612-326-1003. A live broadcast of the call can also be heard on Level 3's web site at www.level3.com. An audio replay of the call will be accessible through the web site or by dialing 320-365-3844 Access Code 677263.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 20,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport, colocation services, Genuity managed services, and patented Softswitch-based managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, (i)Structure and Software Spectrum. For additional information, visit their respective web sites at www.softwarespectrum.com, and www.i-structure.com.

Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, the challenges of integration, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

                Schedule to Reconcile non-GAAP Financial Metrics

Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The following reconciliations of non-GAAP financial measures to GAAP measures include forward-looking statements with respect to the information identified as guidance. Level 3 has made a number of assumptions, which may or may not prove to be correct, in preparing the guidance. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the company's Form 10-K/A-1 Annual Report for a description of risks and uncertainties.

The ranges provided for the GAAP measures that are part of the reconciliation of non-GAAP forward-looking measures are in no way meant to indicate that the company expects or is implicitly providing guidance on those GAAP measures. In order to reconcile the non-GAAP guidance ranges to GAAP measures, the company has to use ranges for the GAAP measures that arithmetically add up to the non-GAAP guidance measures. While the company feels reasonably comfortable about the non-GAAP guidance measures, it fully expects that the ranges used for the GAAP measures will vary from actual results.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations.
Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases.
Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs.


COMMUNICATIONS GROSS MARGIN ($ in millions)      Q103        Q402       Q102
------------------------------------------- ------------- ---------- ----------
Communications Revenue                           $708         $273      $278
------------------------------------------- ------------- ---------- ----------
Communications Cost of Revenue                    $89         $39       $66
------------------------------------------- ------------- ---------- ----------
Communications Gross Margin ($)                  $619         $234      $212
------------------------------------------- ------------- ---------- ----------
Communications Gross Margin (%)                   87%         86%       76%
------------------------------------------- ------------- ---------- ----------


EBITDA is defined as income/(loss) from operations from the consolidated condensed statements of operations, less depreciation and amortization expense and non-cash compensation expense included within selling, general and administration expense on the consolidated condensed statements of operations, and after reduction of operating expenses by the non-cash portion of restructuring and impairment charges. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies. Management believes that EBITDA is a relevant metric to provide to investors, as it is an indicator of operating performance, especially in a capital-intensive industry such as telecommunications, since it excludes items that are not directly attributable to ongoing business operations.



Three Months Ended March 31, 2002                  Comm-          Information                                          Con-
($ in millions)                                    unications       Services           Coal            Other          solidated
----------------------------------------------- ---------------- ---------------- --------------- ---------------- ----------------
Income (Loss) from Operations                       ($224)             $--              $3             ($2)            ($223)
----------------------------------------------- ---------------- ---------------- --------------- ---------------- ----------------
Depreciation and Amortization Expense                $204              $4               $1              $1              $210
----------------------------------------------- ---------------- ---------------- --------------- ---------------- ----------------
Non-cash Compensation Expense                         $62              $2               --              --               $64
----------------------------------------------- ---------------- ---------------- --------------- ---------------- ----------------
Non-cash Restructuring and Impairment                 --               --               --              --               --
----------------------------------------------- ---------------- ---------------- --------------- ---------------- ----------------
EBITDA                                                $42              $6               $4             ($1)              $51
----------------------------------------------- ---------------- ---------------- --------------- ---------------- ----------------


---------------------------------------------- ---------------- ---------------- ---------------- ---------------- ----------------
EBITDA
Three Months Ended December 31, 2002               Comm-          Information                                           Con-
($ in millions)                                    unications       Services           Coal             Other          solidated
---------------------------------------------- ---------------- ---------------- ---------------- ---------------- ----------------
Income (Loss) from Operations                      ($249)            ($4)              $4               $1             ($248)
---------------------------------------------- ---------------- ---------------- ---------------- ---------------- ----------------
Depreciation and Amortization Expense               $190              $8               $1               $2              $201
---------------------------------------------- ---------------- ---------------- ---------------- ---------------- ----------------
Non-cash Compensation Expense                        $26              $1               --               --               $27
---------------------------------------------- ---------------- ---------------- ---------------- ---------------- ----------------
Non-cash Restructuring and Impairment               $138              --               --               --              $138
---------------------------------------------- ---------------- ---------------- ---------------- ---------------- ----------------
EBITDA                                               $105              $5               $5               $3              $118
---------------------------------------------- ---------------- ---------------- ---------------- ---------------- ----------------


---------------------------------------------- ---------------- ---------------- ---------------- ----------------- ----------------
EBITDA
Three Months Ended March 31, 2003                  Comm-          Information                                            Con-
($ in millions)                                    unications       Services           Coal             Other           solidated
---------------------------------------------- ---------------- ---------------- ---------------- ----------------- ----------------
Income (Loss) from Operations                       $178             ($4)              $1               $--              $175
---------------------------------------------- ---------------- ---------------- ---------------- ----------------- ----------------
Depreciation and Amortization Expense               $199              $8               $1                --              $208
---------------------------------------------- ---------------- ---------------- ---------------- ----------------- ----------------
Non-cash Compensation Expense                        $21              $2               --                --               $23
---------------------------------------------- ---------------- ---------------- ---------------- ----------------- ----------------
Non-cash Restructuring and Impairment                --               --               --                --               --
---------------------------------------------- ---------------- ---------------- ---------------- ----------------- ----------------
EBITDA                                              $398              $6               $2               $--              $406
---------------------------------------------- ---------------- ---------------- ---------------- ----------------- ----------------


---------------------------------------------- ---------------- ---------------- ---------------- ----------------- ----------------
Projected EBITDA
Three Months Ended June 30, 2003                   Comm-          Information                                            Con-
($ in millions)                                    unications       Services           Coal             Other           solidated
---------------------------------------------- ---------------- ---------------- ---------------- ----------------- ----------------
Income (Loss) from Operations                      ($150)            ($3)              $2               $--             ($151)
---------------------------------------------- ---------------- ---------------- ---------------- ----------------- ----------------
Depreciation and Amortization Expense               $207              $8               --                --              $215
---------------------------------------------- ---------------- ---------------- ---------------- ----------------- ----------------
Non-cash Compensation Expense                        $23              $2               --                --               $25
---------------------------------------------- ---------------- ---------------- ---------------- ----------------- ----------------
Non-cash Restructuring and Impairment                --               --               --                --               --
---------------------------------------------- ---------------- ---------------- ---------------- ----------------- ----------------
EBITDA                                               $80              $7               $2               $--               $89
---------------------------------------------- ---------------- ---------------- ---------------- ----------------- ----------------


                                                          Consolidated
                                                            Range

Projected EBITDA
Twelve Months Ended December 31, 2003
($ in millions)
--------------------------------------------- ---------------------------------


                                                    Low             High
--------------------------------------------- ---------------- ----------------
Income (Loss) from Operations                     ($245)           ($200)
--------------------------------------------- ---------------- ----------------
Depreciation and Amortization Expense              $850             $855
--------------------------------------------- ---------------- ----------------
Non-cash Compensation Expense                      $100             $100
--------------------------------------------- ---------------- ----------------
Non-cash Restructuring and Impairment               --               --
--------------------------------------------- ---------------- ----------------
EBITDA                                             $705             $755
--------------------------------------------- ---------------- ----------------


Adjusted EBITDA is defined as consolidated EBITDA plus non-cash cost of revenue plus/minus the change in communications cash deferred revenue plus/minus the change in deferred revenue not collected. Management believes that Adjusted EBITDA is a relevant metric to provide to investors, as it is a metric that is used to calculate the company's total leverage covenant contained in its senior secured credit facility.


Adjusted EBITDA  ($ in millions)                                     Q103
--------------------------------------------------------------- ---------------
Consolidated EBITDA                                                  $406
--------------------------------------------------------------- ---------------
Non-cash cost of revenue                                              --
--------------------------------------------------------------- ---------------
Change in communications cash deferred revenue                      ($306)
--------------------------------------------------------------- ---------------
Change in deferred revenue not collected                             ($2)
--------------------------------------------------------------- ---------------
Adjusted EBITDA                                                      $98
--------------------------------------------------------------- ---------------


Change in Communications Cash Deferred Revenue is the change in the total of the current and noncurrent deferred revenue balances on the consolidated condensed balance sheet between quarters.


CHANGE IN COMMUNICATIONS DEFERRED REVENUE                                             Dec. 31, 2002     Mar. 31, 2003
($ in millions)
------------------------------------------------------------------------------------ ----------------- ----------------
Deferred Revenue - Current                                                                 $199             $117
------------------------------------------------------------------------------------ ----------------- ----------------
------------------------------------------------------------------------------------ ----------------- ----------------
Deferred Revenue - Noncurrent                                                             $1,264            $925
------------------------------------------------------------------------------------ ----------------- ----------------
   Deferred Revenue per Balance Sheet                                                     $1,463           $1,042
------------------------------------------------------------------------------------ ----------------- ----------------

------------------------------------------------------------------------------------ ----------------- ----------------
Communications                                                                            $1,406           $1,030
------------------------------------------------------------------------------------ ----------------- ----------------
Information Servcies                                                                       $57               $12
------------------------------------------------------------------------------------ ----------------- ----------------
   Deferred Revenue per Balance Sheet                                                     $1,463           $1,042
------------------------------------------------------------------------------------ ----------------- ----------------

------------------------------------------------------------------------------------ ----------------- ----------------
Quarter over Quarter Change in Communications Deferred Revenue                                             ($376)
------------------------------------------------------------------------------------ ----------------- ----------------
Non-Cash Adjustments to Deferred Revenue (1)                                                                 $70
------------------------------------------------------------------------------------ ----------------- ----------------
   Decrease in Communications Deferred Revenue                                                             ($306)
------------------------------------------------------------------------------------ ----------------- ----------------

(1) Non-Cash Adjustments to Deferred Revenue - This adjustment reverses the net non-cash change in deferred revenue as a result of the Genuity acquisition. Level 3 entered into certain transactions with Genuity prior to the acquisition of Genuity by Level 3, whereby it received cash for services to be provided in the future. As a result of the acquisition, Level 3 can no longer amortize this deferred revenue into earnings and accordingly, reduced the purchase price applied to the net assets acquired in the Genuity transaction by the amount of the unamortized deferred revenue balance. Level 3 also assumed deferred revenue obligations in the Genuity acquisition.


Change in Deferred Revenue Not Collected is the change in the current and noncurrent deferred revenue balances on the consolidated condensed balance sheet between quarters, which has not been collected and is included in the accounts receivable balance on the consolidated condensed balance sheet.

CHANGE IN DEFERRED REVENUE NOT COLLECTED                      Dec. 31,  Mar. 31,
 ($ in millions)                                                2002     2003
------------------------------------------------------------- -------- ---------
Communications Accounts Receivable related to Deferred
Revenue (1)                                                     $47      $49
------------------------------------------------------------- -------- ---------
   Quarter over Quarter Change                                           ($2)
------------------------------------------------------------- -------- ---------

------------------------------------------------------------- -------- ---------
Deferred Revenue Attributable to Equity Investments (2)         $4        $4
------------------------------------------------------------- -------- ---------
   Year over Year Change                                                  --
------------------------------------------------------------- -------- ---------

------------------------------------------------------------- -------- ---------
Increase in Deferred Revenue not Collected                               ($2)
------------------------------------------------------------- -------- ---------

(1) Communications Accounts Receivable related to Deferred Revenue - A component of accounts receivable representing amounts billed to a customer for which the corresponding service/products have been delivered, but will be recognized as revenue over future periods as the service/product is used by the customer.

(2) Deferred Revenue Attributable to Equity Investees - The company previously made investments in certain public and private companies in connection with those entities agreeing to purchase various services from the company. The company originally recorded these transactions as investments and deferred revenue on the balance sheet. The company did not feel it was appropriate to include these transactions in Adjusted EBITDA until services had been provided to the investee. This adjustment to deferred revenue not collected represents the deferred revenue obligations remaining under these transactions.

Unlevered Cash Flow is defined as net cash (used in) provided by operating activities less capital expenditures offset by release of capital expenditure accruals, and adding back cash interest paid, less interest income. Management believes that unlevered cash flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, over time, provides management and investors with a sense of the growth pattern of the business.

Consolidated Free Cash Flow is defined as net cash (used in) provided by operating activities less capital expenditures offset by release of capital expenditure accruals. Management believes that consolidated free cash flow is a relevant metric to provide to investors, as it is an indicator of the company's ability to generate cash to service its debt.

UNLEVERED CASH FLOW AND
CONSOLIDATED FREE CASH FLOW                     Unlevered       Consolidated
Three Months Ended March 31, 2003                 Cash            Free Cash
($ in millions)                                   Flow              Flow
-------------------------------------------- ----------------- -----------------
Net Cash Used in Operating Activities              ($105)            ($105)
-------------------------------------------- ----------------- -----------------
Gross Capital Expenditures                          ($25)             ($25)
-------------------------------------------- ----------------- -----------------
Release of Capital Expenditure Accruals              $6                $6
-------------------------------------------- ----------------- -----------------
Cash Interest Paid                                  $109               N/A
-------------------------------------------- ----------------- -----------------
Interest Income                                     ($5)               N/A
-------------------------------------------- ----------------- -----------------
Total                                               ($20)            ($124)
-------------------------------------------- ----------------- -----------------



                                                          Consolidated
                                                             Range

Projected Unlevered Cash Flow
Twelve Months Ended December 31, 2003
($ in millions)
----------------------------------------------- --------------------------------

                                                      Low             High
----------------------------------------------- --------------- ----------------
Net Cash Used in Operating Activities               ($115)            ($50)
----------------------------------------------- --------------- ----------------
Gross Capital Expenditures                          ($200)           ($240)
----------------------------------------------- --------------- ----------------
Release of Capital Expenditure Accruals               $5               $5
----------------------------------------------- --------------- ----------------
Cash Interest Paid                                   $430             $435
----------------------------------------------- --------------- ----------------
Interest Income                                      ($20)            ($25)
----------------------------------------------- --------------- ----------------
  Unlevered Cash Flow                                $100             $125
----------------------------------------------- --------------- ----------------


                          LEVEL 3 COMMUNICATIONS, INC.
                 Consolidated Condensed Statements of Operations
                                   (Unaudited)

                                                                                                   Three Months Ended
                                                                                                        March 31,
(dollars in millions)                                                                           2003              2002
----------------------------------------------------------------------------------------------------------------------

Revenue:
   Communications                                                                              $ 708             $ 278
   Information Services                                                                          526                80
   Other                                                                                          16                28
    Total Revenue                                                                              1,250               386
                                                                                               -----             -----

Costs and Expenses:
   Cost of Revenue                                                                               581               146
   Depreciation and Amortization                                                                 208               210
   Selling, General and Administrative, including non-cash
    compensation of $23 and $64, respectively                                                    275               253
   Restructuring Charges                                                                          11                 -
                                                                                               -----             -----
    Total Costs and Expenses                                                                   1,075               609
                                                                                               -----             -----

Income (Loss) from Operations                                                                    175             (223)

Other Income (Loss), net
   Interest Income                                                                                 5                 9
   Interest Expense                                                                             (140)             (129)
   Other Income                                                                                   74               134
                                                                                               -----             -----
    Other Income (Loss)                                                                          (61)               14
                                                                                               -----             -----

Income (Loss) Before Income Taxes                                                                114              (209)

Income Tax Benefit                                                                                 -               119
                                                                                               -----             -----

Income (Loss) Before Change in Accounting Principles                                             114               (90)

Cumulative Effect of Change in Accounting Principles                                               5                 -
                                                                                               -----             -----

Net Income (Loss)                                                                              $ 119             $ (90)
                                                                                               =====             =====



Basic Earnings (Loss) per Share:
   Income (Loss) Before Change in Accounting Principles                                       $ 0.25           $ (0.23)
   Cumulative Effect of Change in Accounting Principles                                         0.01                 -
                                                                                               -----             -----

   Net Income (Loss)                                                                          $ 0.26           $ (0.23)
                                                                                              ======            ======

Diluted Earnings (Loss) per Share:
   Income (Loss) Before Change in Accounting Principles                                       $ 0.21           $ (0.23)
   Cumulative Effect of Change in Accounting Principles                                         0.01                 -
                                                                                               -----             -----
   Net Income (Loss)                                                                          $ 0.22           $ (0.23)
                                                                                              ======            ======

Weighted Average Shares Outstanding (in thousands)
   Basic                                                                                     450,824           391,279
                                                                                             =======           =======
   Diluted                                                                                   649,700           391,279
                                                                                             =======           =======


                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                     Consolidated Condensed Balance Sheets
                                  (unaudited)

                                                                                            March 31,       December 31,
(dollars in millions)                                                                         2003              2002
-----------------------------------------------------------------------------------------------------------------------

Assets

Current Assets
    Cash and cash equivalents                                                                  $ 944           $ 1,142
    Restricted cash                                                                               79                99
    Accounts receivable, less allowances of $31 and $29, respectively                            420               539
    Other                                                                                        117               154
                                                                                              ------            ------
Total Current Assets                                                                           1,560             1,934

Property, Plant and Equipment, net                                                             6,043             6,010

Restricted Cash                                                                                  469               467

Intangibles and Goodwill                                                                         505               380

Other Assets, net                                                                                186               172
                                                                                              ------            ------
                                                                                             $ 8,763           $ 8,963
                                                                                             =======           =======


Liabilities and Stockholders' Deficit

Current Liabilities:
    Accounts payable                                                                           $ 492             $ 691
    Current portion of long-term debt                                                              3                 4
    Current portion of Genuity capitalized leases                                                121                 -
    Accrued payroll and employee benefits                                                        126               156
    Accrued interest                                                                              88                92
    Deferred revenue                                                                             117               199
    Other                                                                                        236               211
                                                                                              ------            ------
Total Current Liabilities                                                                      1,183             1,353

Long-Term Debt, less current portion                                                           5,979             6,102
Genuity Capitalized Leases, less current portion                                                 188                 -

Deferred Revenue                                                                                 925             1,264

Accrued Reclamation Costs                                                                         86                92

Other Liabilities                                                                                460               392

Stockholders' Deficit                                                                            (58)             (240)
                                                                                              ------            ------
                                                                                             $ 8,763           $ 8,963
                                                                                             =======           =======


                                    LEVEL 3 COMMUNICATIONS, INC.
                               Consolidated Statements of Cash Flows
                                       (dollars in millions)
                                            (unaudited)
                                                                                                        Three Months Ended March 31,
                                                                                                             2003             2002
                                                                                                        ----------------------------
Cash Flows from Operating Activities:
     Net Income (Loss)                                                                                        $ 119           $ (90)

     Adjustments to reconcile net income (loss) to net cash used in operating activities:
          Cumulative effect of change in accounting principles                                                   (5)              -
          Equity earnings, net                                                                                   (1)             (4)
          Depreciation and amortization                                                                         208             210
          Gain on debt extinguishments, net                                                                       -            (130)

          Dark fiber and submarine cable non-cash cost of revenue                                                 -               2
          (Gain) loss on sale of property, plant and equipment, toll-road operations and other assets           (69)              2
          Accretion of asset retirement obligations                                                               2               -
          Non-cash compensation expense attributable to stock awards                                             23              64
          Deferred revenue                                                                                     (348)             23
          Accrued interest on marketable securities                                                               -               5
          Amortization of debt issuance costs                                                                     5               3
          Accreted interest on discount debt                                                                     26              27
          Accrued interest on long-term debt                                                                      -             (21)
          Changes in working capital items net of amounts acquired:
               Receivables                                                                                      119              35
               Other current assets                                                                              50             (15)
               Payables                                                                                        (199)           (165)
               Other liabilities                                                                                (27)             (4)
          Other                                                                                                  (8)             (7)
                                                                                                              -----           -----
Net Cash Used in Operating Activities                                                                          (105)            (65)

Cash flows from Investing Activities:
     Proceeds from sales and maturities of marketable securities                                                  -             200
     Decrease in restricted cash and securities, net                                                              7              18
     Capital expenditures                                                                                       (25)            (53)
     Release of capital expenditure accruals                                                                      6               -
     Genuity acquisition                                                                                       (143)              -
     Investments and acquisitions                                                                                (1)            (14)
     McLeod business acquisition                                                                                  -             (50)
     CorpSoft acquisition, net of cash acquired of $34                                                            -             (89)
     Proceeds from sale of toll-road operations                                                                  46               -
     Proceeds from sale of property, plant and equipment                                                         16               6
                                                                                                              -----           -----
Net Cash Provided by (Used in) Investing Activities                                                             (94)             18

Cash Flows from Financing Activities:
     Long-term debt borrowings, net of issuance costs                                                             -               2
     Purchases of and payments on long-term debt, including current portion                                      (1)            (90)
                                                                                                              -----           -----
Net Cash Used in Financing Activities                                                                            (1)            (88)

Net Cash Used in Discontinued Operations                                                                          -             (47)

Effect of Exchange Rates on Cash                                                                                  2              (5)
                                                                                                              -----           -----

Net Change in Cash and Cash Equivalents                                                                        (198)           (187)

Cash and Cash Equivalents at Beginning of Year                                                                1,142           1,297
                                                                                                              -----           -----

Cash and Cash Equivalents at End of Period                                                                    $ 944         $ 1,110
                                                                                                             ======         =======

Supplemental Disclosure of Cash Flow Information:
     Cash interest paid                                                                                       $ 109           $ 116
Noncash Investing and Financing Activities:
     Common stock issued in exchange for long term debt                                                        $ 20            $ 32
